                                                            [LOGO]

                                                        Notice of Annual Meeting
                                                                  April 30, 1999
                                                             and Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 30, 1999

To the Stockholders of
Battle Mountain Gold Company:

    The Annual Meeting of Stockholders of Battle Mountain Gold Company, a Nevada corporation (the "Company"), will be held at The New York Helmsley Hotel, 212 East 42nd Street, New York, New York, U.S.A., on Friday, April 30, 1999, at 12:00 p.m., New York time, for the following purposes:

    1. To elect three Class II directors to serve for the applicable term of office and until their successors are duly elected and qualified;

    2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent public accountants for the Company for the 1999 fiscal year; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on March 19, 1999, as the record date for determining Stockholders entitled to notice of and to vote at the meeting.

    You are cordially invited to attend the meeting in person; however, to assure your representation at the meeting, you are urged to mark, sign, date and return the accompanying proxy as soon as possible in the postage-prepaid envelope provided for that purpose.

                                          By Order of the Board of Directors

                                                 [SIGNATURE]

                                          Greg V. Etter
                                          Vice President, General Counsel
                                          and Secretary

March 25, 1999
333 Clay Street, 42nd Floor
Houston, Texas 77002

              [LOGO]

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

    This Proxy Statement and the accompanying proxy card are being mailed to Stockholders (defined below) on or about March 25, 1999. They are furnished in connection with the solicitation of proxies by the Board of Directors of Battle Mountain Gold Company (the "Company") for use at the Annual Meeting of Stockholders to be held on April 30, 1999 at The New York Helmsley Hotel, 212 East 42nd Street, New York, New York, U.S.A. at 12:00 p.m. New York time, or at any adjournment or postponement thereof for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. This Annual Meeting is the third to be held subsequent to the July 1996 combination (the "Combination") of the Company and Hemlo Gold Mines Inc. ("Hemlo Gold"), an Ontario corporation that has changed its name to Battle Mountain Canada Ltd. ("BMC"). All of the shares of common stock of BMC are owned by the Company. Holders of Exchangeable Shares of BMC ("Exchangeable Shares") are entitled, through a voting trust, to vote at the Annual Meeting of the Company.

                            VOTING AND SOLICITATION

    This proxy is being solicited by the Board of Directors of the Company. In addition to the solicitation of proxies by mail or other written communication, proxies may also be solicited by telephone, telegram or personal interview by regular employees of the Company. The Company has retained Georgeson & Company Inc. on customary terms and at a fee estimated not to exceed $10,000, plus reasonable expenses, to assist in soliciting proxies in the United States. The Company will pay all costs of soliciting proxies. The Company will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, in accordance with applicable requirements of the Securities and Exchange Commission, the New York Stock Exchange, the Canadian securities commissions and The Toronto Stock Exchange.

    All duly executed proxies received prior to the meeting will be voted in accordance with the choices specified thereon. As to any matter for which no choice has been specified in a duly executed proxy, the Shares (defined below) represented thereby will be voted for the election as directors of the nominees listed herein, for ratification of PricewaterhouseCoopers LLP as the Company's independent public accountants for 1999 and at the discretion of the persons named in the proxy in connection with any other business that may properly come before the meeting.

    The Exchangeable Shares issued in connection with the Combination entitle holders to dividend and other rights economically equivalent to Common Stock (defined below), including the right pursuant to a Voting, Support and Exchange Trust Agreement dated July 19, 1996 (the "Voting Agreement") to vote at Company Stockholder meetings, and are exchangeable at the option of the holders into Common Stock on a one-for-one basis. The Trustee holds one share of Special Voting Stock, par value $0.10 per share, of the Company (the "Special Voting Stock") that is entitled to a number of votes at meetings of holders of Common Stock equal to the number of Exchangeable Shares outstanding as of the Record Date for each such meeting ("Exchange Votes") held by persons other than the Company and those subsidiaries of the Company precluded from voting any Common Stock under applicable Nevada law. Pursuant to the Voting Agreement, each holder of Exchangeable Shares is entitled to instruct the Trustee as to the voting of the number of votes attached to the Special Voting Stock represented by such holder's Exchangeable Shares. The Trustee will exercise each vote attached to the Special Voting Stock only as directed by the relevant holder, and in the absence of instructions from a holder as to voting will not exercise such votes. A holder may instruct the Trustee to give a proxy to such holder entitling the holder to vote personally such holder's relevant number of votes or to grant to the Company's management a proxy to vote such votes. The

Trustee has furnished (or caused the Company to furnish) this Proxy Statement and certain related materials to the holders of Exchangeable Shares.

    The Common Stock and the Special Voting Stock vote together as a single class. As to each matter presented to a vote of Stockholders of the Company, each share of Common Stock is entitled to one vote per share and the one share of Special Voting Stock is entitled to the number of Exchange Votes all as determined as of the Record Date for each Stockholder meeting. The quorum requirement for transaction of business at the meeting is the presence in person or by proxy of a majority of the outstanding Shares (defined below). Shares represented by proxies that reflect abstentions and Shares referred to as "broker non-votes" (I.E., Shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

                            REVOCABILITY OF PROXIES

    A Stockholder giving a proxy may revoke it at any time before it is voted at the meeting by filing with the Secretary of the Company at the Company's address shown on the accompanying notice an instrument revoking the proxy, by delivering a duly executed proxy bearing a later date or by appearing at the meeting and voting in person.

                   RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

    The Board of Directors has fixed March 19, 1999 as the record date (the "Record Date") for determining stockholders entitled to vote at the Annual Meeting. Only stockholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. As of March 19, 1999, the Record Date for determining Stockholders entitled to vote at the meeting, there were 127,966,985 shares of common stock, par value $0.10 per share, of the Company (the "Common Stock") outstanding and entitled to vote at the Annual Meeting and 148,194,939 Exchangeable Shares outstanding and entitled to vote at the Annual Meeting through the exercise by CIBC Mellon Trust Company, a trust company existing under the laws of Canada (the "Trustee"), of certain voting rights under the Voting Agreement, for an aggregate of 276,161,924 shares outstanding and entitled to vote at the Annual Meeting (all shares being entitled to vote are referred to herein as "Shares" and all holders thereof being referred to as "Stockholders" of the Company).

    The Company's Annual Report to Stockholders, including financial statements, for the year ended December 31, 1998, accompanies the proxy materials being mailed to all Stockholders. The Annual Report is not a part of this proxy solicitation material.

                              PROPOSAL NUMBER ONE
                          ELECTION OF THREE DIRECTORS

    Unless contrary instructions are set forth in the proxy, it is intended that the persons named in the proxy will vote all Shares represented by the proxy for the election of Messrs. Bayer, Childers and Elers as Class II directors. Messrs. Bayer, Childers and Elers are presently members of the Board of Directors of the Company (the "Board").

    The Company's Restated Articles of Incorporation provide for the classification of the Board of Directors into three classes having staggered terms of three years each. The three directors elected at the Annual Meeting will each serve for a term of three years ending in 2002. Should any nominee become unavailable for election, the Board may designate another nominee, in which case the persons acting under duly executed proxies will vote for the election of the replacement nominee. Management is not aware of any circumstances likely to render any nominee unavailable. Election of directors will be by a plurality of the votes cast. Broker non-votes and abstentions will have no effect on the outcome of the election.

    The present terms of office of the seven directors named below, whose terms will continue after this meeting, expire in 2000 for Class III directors and in 2001 for Class I directors, as indicated.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE THREE NOMINEES.

                             BACKGROUND OF NOMINEES

    The following sets forth information concerning the three nominees for election as Class II directors at the meeting, including information as to each nominee's age as of March 19, 1999, position with the Company and business experience during the past five years.

                    IAN D. BAYER is the President and Chief Executive Officer of the Company as of February 1997. Prior to that date, Mr. Bayer had served as President and Co-Chief Executive Officer since July 1996 following the Combination. He serves on the Executive Committee. Prior to joining the Company, Mr. Bayer had served as a Director and the President and Chief Executive Officer of Hemlo Gold since July 1991. Mr. Bayer became a director of the Company in July 1996 by being designated by Hemlo Gold in connection with the Combination. He is 59 years old.
                       [PHOTO]
                    CHARLES E. CHILDERS has served as Chairman of the Board, President and Chief Executive Officer of Potash Corporation of Saskatchewan, Inc. (mining and processing of potash and manufacture of fertilizers) since 1990. He became a director of the Company in 1993. Mr. Childers serves on the Company's Compensation and Stock Option Committee and on the Company's Corporate Governance and Nominating Committee. He is 66 years old.
                       [PHOTO]
                    KARL E. ELERS is the non-executive Chairman of the Board of the Company and is a member of the Company's Executive Committee, the Company's Audit Committee, and the Company's Environmental, Safety and Health Committee. Mr. Elers retired from his executive officer position of Chairman of the Board and Co-Chief Executive Officer at the end of February 1997, a position he assumed in July 1996. From April 1990 through July 1996, he was Chairman of the Board and Chief Executive Officer of the Company; and from April 1988 until April 1990, he was President and Chief Operating Officer of the Company. Mr. Elers became a director in 1987. He is 60 years old.
                       [PHOTO]

          BACKGROUND OF DIRECTORS WITH TERMS EXPIRING IN 2000 AND 2001

    The following sets forth information concerning the seven directors of the Company whose present terms will continue until 2000 for Class III directors or 2001 for Class I directors, including information as to each director's age as of March 19, 1999, position with the Company and business experience during the past five years.

                    DOUGLAS J. BOURNE was Chairman of the Board and Chief Executive Officer of the Company until his retirement in April 1990. Mr. Bourne serves as Chairman of the Company's Executive Committee and is a member of the Company's Environmental, Safety and Health Committee. Mr. Bourne has been a director of the Company since 1985 when the Company was incorporated, and his present term expires in 2000 (Class III). He is also a director of Potash Corporation of Saskatchewan, Inc. (mining and processing of potash and manufacture of fertilizers). He is 76 years old.
                       [PHOTO]
                    DAVID L. BUMSTEAD joined Noranda Inc. (an integrated natural resources company and the Company's largest stockholder, "Noranda") in 1963 and assumed his current position as Executive Vice President of Noranda in 1995. Prior to that, he served as Executive Vice President, Marketing and Finance of Noranda Minerals Inc. Mr. Bumstead also has served as Chairman of Kerr Addison Mines Limited and as President of Brenda Mines Ltd. since 1992. Mr. Bumstead became a director in July 1996 by being designated by Hemlo Gold in connection with the Combination, and his present term expires in 2000 (Class III). Mr. Bumstead is a member of the Company's Audit Committee. He is 57 years old.
                       [PHOTO]
                    DELO H. CASPARY has been engaged for more than five years in managing his personal investments. He became a director of the Company in 1985, and his present term expires in 2000 (Class III). He currently serves as Chairman of the Company's Environmental, Safety and Health Committee. He is 73 years old.

                       [PHOTO]

                    DAVID W. KERR has served as Chief Executive Officer of Noranda since 1990 and as its President since November 1997. From April 1995 until November 1997, he also served as Chairman of the Board of Noranda. Mr. Kerr became a director of the Company in July 1996 by being designated by Hemlo Gold in connection with the Combination, and he serves on the Company's Compensation and Stock Option Committee. Mr. Kerr is also a director of Noranda and EdperBrascan Corporation, and his present term expires in 2001 (Class I). He is 55 years old.
                       [PHOTO]

                    JAMES W. MCCUTCHEON, Q.C. is Counsel in Toronto to the law firm of McCarthy Tetrault. Mr. McCutcheon became a director in July 1996 by being designated by Hemlo Gold in connection with the Combination, and his present term expires in 2000 (Class III). He serves as Chairman of the Company's Audit Committee and as a member of the Company's Corporate Governance and Nomination Committee. Mr. McCutcheon is also a director of Noranda. He is 62 years old.
                       [PHOTO]
                    MARY MOGFORD is co-owner of Mogford Campbell Associates, a business and financial consulting firm in Ontario. She was formerly Ontario's Deputy Minister of Treasury and Economics (Finance) and Deputy Minister of Natural Resources. Ms. Mogford became a director in July 1996 by being designated by Hemlo Gold in connection with the Combination, and her present term expires in 2001 (Class I). She serves as Chairman of the Company's Corporate Governance and Nominating Committee and on the Company's Compensation and Stock Option Committee. She is 54 years old.
                       [PHOTO]
                    WILLIAM A. WISE has served as President and Chief Executive Officer of El Paso Energy Corporation (an integrated energy company) since January 1990 and as its Chairman of the Board since January 1994. Mr. Wise has been a director of the Company since 1994, and his present term expires in 2001 (Class I). He currently serves as Chairman of the Company's Compensation and Stock Option Committee. He is 53 years old.
                       [PHOTO]
                       BOARD ORGANIZATION AND COMMITTEES

    The Company's Executive Committee is composed of Messrs. Bourne (Chairman), Bayer and Elers. The Executive Committee may exercise the powers of the Board of Directors at times when the Board is not in session.

    The Audit Committee of the Board is composed of Messrs. McCutcheon (Chairman), Bumstead and Elers, none of whom is an employee of the Company. The Audit Committee provides oversight of the Company's performance in fulfilling its responsibility to maintain an organization which is capable of conducting the financial business of the Company and to maintain an internal control environment necessary to conduct and properly report the Company's business. The Audit Committee also recommends the appointment of independent public accountants to conduct audits of the Company's financial statements, reviews with the independent accountants the plan and results of the auditing engagement and evaluates the independence of the accountants.

    The Compensation and Stock Option Committee of the Board is composed of Messrs. Wise (Chairman), Childers and Kerr and Ms. Mogford, none of whom is an employee of the Company. The Compensation and Stock Option Committee approves, or in some cases recommends to the Board, remuneration arrangements and compensation plans involving the Company's outside directors, executive officers and other key employees.

    The Environmental, Safety and Health Committee of the Board is composed of Messrs. Caspary (Chairman), Bourne and Elers. The Environmental, Safety and Health Committee oversees the Company's health, safety and environmental policies and compliance programs.

    The Corporate Governance and Nominating Committee of the Board is composed of Ms. Mogford (Chairman) and Messrs. Childers and McCutcheon. The Corporate Governance and Nominating Committee addresses issues related to the composition of the Board and assists the Chairman of the Board in overseeing the operation of the Board in discharging its mandate and responsibilities. Holders of Common Stock who wish to nominate persons for election to the Board of Directors must comply with the provisions of the Company's Bylaws described below under "Nominations and Stockholder Proposals."

    During 1998, the Board of Directors held four meetings, the Environmental, Safety and Health Committee and the Compensation and Stock Option Committee each met on three occasions, the Audit Committee and the Corporate Governance and Nominating Committee each met on two occasions, and the Executive Committee met on one occasion. All directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and the committees on which they served.

                           COMPENSATION OF DIRECTORS

    Effective October 27, 1998, each director, other than those who are regularly employed officers of the Company or its subsidiaries, receives a director's fee of $20,000 per annum and an additional fee of $1,000 per day for attendance at meetings of the Board or its committees. Directors are also reimbursed for their travel and other expenses involved in attendance at Board and committee meetings. Pursuant to the terms of the Company's 1988 Deferred Income Stock Option Plan (the "DISOP"), a director may elect to receive a non-qualified stock option in lieu of up to 100 percent of the director's fee and per diem fees for attending Board or committee meetings. To participate, the director selects an option strike price at a discount from the then-current market value of the Common Stock and receives options on a number of shares such that the aggregate discount is equal to the amount of fees forgone. Mr. Wise participated in the DISOP in 1998, acquiring an option to purchase 20,250 shares of Common Stock at an exercise price of $4.46 per share. Under the Company's Nonqualified Stock Option Plan for Outside Directors, as amended on February 2, 1999, individuals who become nonemployee directors of the Company are automatically granted an initial option to purchase 10,000 shares of Common Stock on the date they become nonemployee directors. On the date of the annual meeting of each year following the grant of the initial option, each incumbent nonemployee director is granted an additional option to purchase 5,000 shares of Common Stock. Each option granted pursuant to the Nonqualified Stock Option Plan for Outside Directors has an exercise price per share equal to the then current market value of a share of Common Stock on the date the option is granted, and such options are not exercisable until one year from the date of grant. Directors who are not also executive officers are not eligible to participate in any other benefit plan of the Company. In 1998, Mr. Elers received a fee of $3,333 per month for his service as the non-executive Chairman of the Board.

                        SECURITY OWNERSHIP OF DIRECTORS,
                EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

    Set forth in the table below is the total number of shares of Common Stock beneficially owned as of March 19, 1999, by each of the Company's directors and nominees, each of the executive officers named in the Summary Compensation Table below, holders of more than 5 percent of the shares and all directors and executive officers as a group. Except as otherwise indicated, all such shares are owned directly, and the indicated owner has sole voting and investment power with respect to such shares.

                                                        NUMBER OF              PERCENTAGE OF
                        NAME                              SHARES                 CLASS (+)
-----------------------------------------------------   ----------             -------------
Ian Atkinson.........................................      108,744  (1)              *
Ian D. Bayer.........................................      212,306  (2)              *
Joseph J. Baylis.....................................       99,142  (3)              *
Douglas J. Bourne....................................      149,790  (4)              *
David L. Bumstead....................................   65,250,526  (5)(6)           28.4%
Delo H. Caspary......................................       60,500  (5)              *
Charles E. Childers..................................       16,500  (7)              *
Karl E. Elers........................................      465,053  (8)              *
Stanford M. Haley....................................       43,500  (9)              *
David W. Kerr........................................   65,252,006  (6)(10)          28.4%
John A. Keyes........................................      104,442  (11)             *
James W. McCutcheon..................................        8,000  (5)              *
Mary Mogford.........................................       10,000  (10)             *
William A. Wise......................................       91,250  (5)              *
All directors and executive officers as a group (20
  persons)...........................................   66,671,476  (12)             29.0%
Noranda Inc..........................................   65,242,526  (13)             28.4%

--------------

 (+) Includes Common Stock and Exchangeable Shares (which are convertible into
     Common Stock on a one-for-one basis).

  * Less than 1%

 (1) Includes 2,244 Exchangeable Shares held indirectly through a savings plan; 40,700 shares of Common Stock or Exchangeable Shares issuable upon the exercise of stock options acquired under a Hemlo Gold option plan; and 65,800 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

 (2) Includes 3,406 of Exchangeable Shares held indirectly through a savings plan; 81,400 shares of Common Stock or Exchangeable Shares issuable upon the exercise of stock options acquired under a Hemlo Gold option plan; and 127,500 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

 (3) Includes 38,480 shares of Common Stock or Exchangeable Shares issuable upon the exercise of stock options acquired under a Hemlo Gold option plan; and 55,800 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

 (4) Includes 750 shares of Common Stock jointly owned by Mr. Bourne and his wife, and 15,500 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

 (5) Direct holdings consist of shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

 (6) Includes 65,242,526 shares of Exchangeable Shares (or approximately 28% of the shares) beneficially owned by Noranda. Although the director is an executive officer, director or both of Noranda and may be deemed to be a beneficial owner of these shares, the director disclaims such beneficial ownership.

 (7) Includes 14,000 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

 (8) Includes 388,300 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

 (9) Includes 43,500 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

(10) Includes 8,000 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

(11) Includes 162 shares of Exchangeable Shares held indirectly through a savings plan; 38,480 shares of Common Stock or Exchangeable Shares issuable upon the exercise of stock options acquired under a Hemlo Gold option plan; and 65,800 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

(12) Includes 5,811 shares of Exchangeable Shares held indirectly through a savings plan, 914,950 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans, 243,460 shares of Common Stock or Exchangeable Shares issuable upon the exercise of stock options acquired under a former Hemlo Gold option plan and 65,242,526 Exchangeable Shares beneficially owned by Noranda. If the Shares owned by Noranda, as to which beneficial ownership is disclaimed, were excluded, then the total number of Shares owned by the group would be 1,428,946 (or 0.6%).

(13) Consists of Exchangeable Shares. The address of the holder is BCE Place, 181 Bay Street, Suite 4100, Toronto, Ontario M5J 2T3. These shares are owned directly by Noranda Inc., which has filed a Schedule 13D with several other reporting persons: Kerr Addison Mines Limited, Brenda Mines Ltd., EdperBrascan Corporation, and EdparPartners Limited. All of these entities have the address shown above, except for Kerr Addison Mines and Brenda Mines, whose address is One Adelaide Street East, Suite 2700, Toronto, Ontario M5C 2Z6. The Exchangeable Shares vote through the Voting Agreement (whose Trustee is CIBC Mellon Trust Company, 393 University Ave., Lower Level, Toronto, Ontario M5G 2M7) covering the one share of Special Voting Stock, as described in the introduction to this Proxy Statement.

                             EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE -- The table set forth below contains information regarding compensation for services in all capacities to the Company for 1998, 1997, and 1996 of (i) the individual who served as the chief executive officer of the Company during 1998, and (ii) the other four most highly compensated executive officers of the Company at December 31, 1998. The format and the information presented are as prescribed in rules of the Securities and Exchange Commission.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                                                   -----------------------------------
                                                                                            AWARDS
                                                     ANNUAL COMPENSATION           ------------------------   PAYOUTS
                                            -------------------------------------  RESTRICTED   SECURITIES   ---------
                                                                   OTHER ANNUAL       STOCK     UNDERLYING     LTIP
  NAME AND PRINCIPAL POSITION      YEAR      SALARY      BONUS     COMPENSATION      AWARDS       OPTIONS     PAYOUTS
-------------------------------  ---------  ---------  ---------  ---------------  -----------  -----------  ---------
Ian D. Bayer (2)...............       1998  $ 369,615  $ 120,125     $   4,420         --          139,700      --
  President and                       1997    353,884    123,859        --             --           97,000      --
  Chief Executive Officer             1996    253,835    126,620        --             --          315,000      --

Ian Atkinson (2)...............       1998    221,768     59,761         5,920         --           66,900      --
  Senior Vice President --            1997    212,330     59,452        --             --           45,600      --
  Exploration                         1996    146,618     48,573        --             --          152,000      --

Joseph J. Baylis (2)(3)........       1998    188,460     49,000         3,420         --           66,900      --
  Senior Vice President --            1997    161,315     45,168        --             --           45,600      --
  Corporate Development               1996    102,145     28,819        --             --           99,000      --

John A. Keyes (2)..............       1998    210,614     54,759         5,420         --           66,900      --
  Senior Vice President --            1997    202,330     56,652        --             --           45,600      --
  Operations                          1996    138,271     46,124        --             --          152,000      --

Stanford M. Haley (4)..........       1998    158,845     41,300         3,446         --           43,500      --
  Vice President --                   1997    146,172     40,928        --             --           57,000      --
  Human Resources

                                   ALL OTHER
                                 COMPENSATION
  NAME AND PRINCIPAL POSITION         (1)
-------------------------------  -------------
Ian D. Bayer (2)...............    $  53,711
  President and                       47,104
  Chief Executive Officer             62,740
Ian Atkinson (2)...............       29,651
  Senior Vice President --            21,723
  Exploration                         33,605
Joseph J. Baylis (2)(3)........       26,289
  Senior Vice President --            39,291
  Corporate Development               --
John A. Keyes (2)..............       33,401
  Senior Vice President --            27,137
  Operations                          14,377
Stanford M. Haley (4)..........       28,760
  Vice President --                   22,816
  Human Resources

----------------

(1) The amounts shown for 1998 consist of (a) the Company's contributions (vested and unvested) under the Company's Savings Plan and a related contribution equalization plan of $4,800 and $10,004 for Mr. Bayer; $4,771 and $3,666 for Mr. Atkinson; $4,800 and $2,199 for Mr. Baylis; $4,800 and $3,218 for Mr. Keyes; and $4,800 and $190 for Mr. Haley; (b) the benefit to the executive officer of the premiums paid by the Company during 1998 under the Company's split-dollar life insurance program of $26,733 for Mr. Bayer, $13,916 for Mr. Atkinson, $16,801 for Mr. Baylis, $19,496 for Mr. Keyes, and $20,224 for Mr. Haley;

    (c) the Company's payment of premiums on long-term disability insurance policies of $12,174 for Mr. Bayer, $4,882 for Mr. Atkinson, $2,391 for Mr. Baylis, $5,887 for Mr. Keyes, and $3,546 for Mr. Haley; (d) and a subsidy of $2,416 for Mr. Atkinson representing interest owing and outstanding on a mortgage.

(2) Dollar amounts for 1996 consist of a combination of U.S. and Canadian dollar amounts. Dollar amounts for 1996 are represented in U.S. dollars using the exchange rate on December 31, 1996 of US$1.00 = C$1.3706. Securities underlying options include options awarded under a former Hemlo Gold stock option plan. These figures have been converted based on a 1.48 exchange ratio as if the options had been converted to Company options at the time of grant.

(3) Dollar amounts for 1997 consist of a combination of U.S. and Canadian dollar amounts. Dollar amounts for 1997 are represented in U.S. dollars using the exchange rate on December 31, 1997 of US$1.00 = C$1.4293.

(4) Mr. Haley joined the Company in January 1997.

    OPTION GRANTS TABLE -- The following table shows, as to the executive officers named in the Summary Compensation Table, information regarding stock options granted pursuant to the Company's Amended and Restated 1994 Long-Term Incentive Plan during 1998. All of such options have an exercise price at least equal to the market price on the date of grant.

                                                                     INDIVIDUAL GRANTS
                                            -------------------------------------------------------------------
                                             NUMBER OF
                                            SECURITIES     PERCENT OF
                                            UNDERLYING    TOTAL OPTIONS                             GRANT DATE
                                              OPTIONS      GRANTED TO      EXERCISE                   PRESENT
                                              GRANTED     EMPLOYEES IN     PRICE PER   EXPIRATION      VALUE
                   NAME                         (1)           1998           SHARE        DATE          (2)
------------------------------------------  -----------  ---------------  -----------  -----------  -----------
Ian D. Bayer..............................     139,700           15.0%     $    5.56     10/27/08    $ 480,568
Ian Atkinson..............................      66,900            7.3           5.56     10/27/08      230,136
Joseph J. Baylis..........................      66,900            7.3           5.56     10/27/08      230,136
John A. Keyes.............................      66,900            7.3           5.56     10/27/08      230,136
Stanford M. Haley.........................      43,500            4.7           5.56     10/27/08      149,640

--------------

(1) On October 27, 1998, officers and certain key employees received options to purchase a specified number of shares at $5.56 (the closing price of the Common Stock on October 27, 1998). The options vest 50% on October 27, 1999, and 100% on October 27, 2000.

(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The assumptions used under that model include a volatility of 53.5 percent based on two-year historical volatility of the Common Stock prior to the grant date, a risk-free rate of return of 4.9 percent based on the ten-year zero coupon treasury bond yield at the time of grant, a dividend yield of
    0.9 percent based on the 1998 dividend rate and an option term equal to the full ten-year stated option term. The estimated grant date value does not reflect any discount on account of vesting or forfeiture provisions or prohibitions on transfer.

    OPTION EXERCISES AND YEAR-END VALUE TABLE -- The table set forth below contains information with respect to (i) the unexercised options to purchase Common Stock or in some cases Exchangeable Shares granted in 1998 and prior years under the Company's Amended and Restated 1994 Long-Term Incentive Plan and a Hemlo Gold stock option plan to the executive officers named in the Summary Compensation Table and held by them at December 31, 1998, and (ii) the aggregate number of shares acquired by such executive officers upon the exercise during 1998 of options to purchase Common Stock or, in some cases, Exchangeable Shares.

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED IN-THE-MONEY
                                                                 OPTIONS HELD AT DECEMBER
                                                                         31, 1998            OPTIONS AT DECEMBER 31, 1998 (1)
                               SHARES ACQUIRED       VALUE      --------------------------  ----------------------------------
            NAME                 ON EXERCISE       REALIZED     EXERCISABLE  UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
----------------------------  -----------------  -------------  -----------  -------------  ---------------  -----------------
Ian D. Bayer................              0        $       0       253,300       424,200       $       0         $       0
Ian Atkinson................              0                0       106,500       198,700               0                 0
Joseph J. Baylis............              0                0        94,280       155,700               0                 0
John A. Keyes...............              0                0       104,280       198,700               0                 0
Stanford M. Haley...........              0                0        43,500        57,000               0                 0

--------------

(1) Based on the closing price of the Common Stock on the New York Stock Exchange Composite Tape on December 31, 1998 ($4.1250).

    LONG-TERM INCENTIVE PLAN AWARDS TABLE -- The table set forth below contains information with respect to long-term incentive plan awards granted during 1997 to the executive officers named in the Summary Compensation Table pursuant to the Company's Amended and Restated 1994 Long-Term Incentive Plan. Units awarded are denominated in U.S. dollars. The terms of each award provide that at the end of the three-year performance period, the account of the participant will be credited with a dollar amount, not to exceed $1.50 per unit. The amount credited depends on the degree to which performance measures are achieved. The performance measure for the 1997 awards is the Company's total stockholder return ranked against that of a peer group of companies. The amounts ultimately credited with respect to the 1997 awards are to be determined based on actual results during the three-year period in relation to the target. Payment of the award is to be made over the three-year period following the performance period. Payments may be made in cash, Common Stock, or a combination thereof, as determined by the Compensation and Stock Option Committee. The Compensation and Stock Option Committee has discretion to adjust thresholds and targets during a performance period to take into account special factors.

                                                           PERFORMANCE OR      ESTIMATED FUTURE PAYOUTS UNDER
                                                            OTHER PERIOD         NON-STOCK PRICE-BASED PLANS
                                              NUMBER OF   UNTIL MATURATION   -----------------------------------
                   NAME                         UNITS         OR PAYOUT       THRESHOLD    TARGET      MAXIMUM
-------------------------------------------  -----------  -----------------  -----------  ---------   ----------
Ian D. Bayer...............................     682,900    January 1, 2000    $ 341,450   $ 682,900   $1,024,350
Ian Atkinson...............................     327,800    January 1, 2000      163,900     327,800      491,700
Joseph J. Baylis...........................     265,300    January 1, 2000      132,650     265,300      397,950
John A. Keyes..............................     312,200    January 1, 2000      156,100     312,200      468,300
Stanford M. Haley..........................     234,100    January 1, 2000      117,050     234,100      351,150

    RETIREMENT PLAN AND SUPPLEMENTAL AGREEMENTS -- The Company maintains a non-contributory tax-qualified retirement plan generally available to U.S. salaried employees (the "Retirement Plan"). The Retirement Plan is a defined benefit plan under which employer contributions are actuarially determined each year and is administered by an Administrative Committee appointed by the Board of Directors. The amount of an employee's retirement benefit is based on final average compensation (as defined below) and is computed as follows: 1.1 percent of final average compensation for each year of service, plus 0.6 percent of final average compensation in excess of $10,000 per year for each year of service up to a maximum of 35 years.

    The following table shows the estimated annual retirement benefits under the Retirement Plan under the formula described above for eligible employees (including officers) who retire at age 65 (normal retirement age) and have the average compensation levels and years of service specified in the table. The amounts listed in the table are payable for the life of the employee and are not subject to any reduction for Social Security benefits or other offsetting amounts.

                        PROJECTED RETIREMENT PLAN BENEFIT AT AGE 65 WITH SERVICE OF
 FINAL AVERAGE        ----------------------------------------------------------------
COMPENSATION (1)      15 YEARS      20 YEARS      25 YEARS      30 YEARS      35 YEARS
----------------      --------      --------      --------      --------      --------
      150,000         $ 37,350      $ 49,800      $ 62,250      $ 74,700      $ 87,150
      175,000           43,725        58,300        72,875        87,450       102,025
      200,000           50,100        66,800        83,500       100,200       116,900
      225,000           56,475        75,300        94,125       112,950       131,755(2)
      250,000           62,850        83,800       104,750       125,700       146,650(2)
      300,000           75,600       100,800       126,000       151,200(2)    176,400(2)
      350,000           88,350       117,800       147,250(2)    176,700(2)    206,150(2)
      400,000          101,100       134,800(2)    168,500(2)    202,200(2)    235,900(2)
      450,000          113,850       151,800(2)    189,750(2)    227,700(2)    265,650(2)
      500,000          126,600(2)    168,800(2)    211,000(2)    253,200(2)    295,400(2)
      600,000          152,100(2)    202,800(2)    253,500(2)    304,200(2)    354,900(2)
      700,000          177,600(2)    236,800(2)    296,000(2)    355,200(2)    414,400(2)
      800,000          203,100(2)    270,800(2)    338,500(2)    406,200(2)    473,900(2)
      900,000          228,600(2)    304,800(2)    381,000(2)    457,200(2)    533,400(2)
    1,000,000          254,100(2)    338,800(2)    423,500(2)    508,200(2)    592,900(2)

--------------

(1) Final average compensation means the average of covered remuneration for the five consecutive years, out of the ten years immediately preceding retirement, in which the participant's covered remuneration was the highest. Covered compensation includes salary, bonus and most other compensation paid or deferred in the year (including performance unit payments under the Company's 1988 Long-Term Performance Unit Plan and Amended and Restated 1994 Long-Term Incentive Plan but excluding amounts realized from restricted stock and stock options). However, Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code") limits the annual compensation taken into account for an employee under the Retirement Plan. The compensation limit imposed by Section 401(a)(17) is $160,000 for 1999.

(2) Annual benefits under the Retirement Plan are limited to $130,000 for 1999 by Section 415 of the Code.

    The Company has established the Supplemental Executive Retirement Plan ("SERP") for all of its executive officers, including those named in the Summary Compensation Table. For all current executive officers who have not resigned or retired, the SERP provides the benefit the executive would have received under the Retirement Plan in the absence of Code limits, less the amount of the participant's benefit under the Retirement Plan. The SERP credits prior service with Noranda and its affiliates. For active employees, participation in the SERP is contingent upon receipt by the Company of a waiver and release from each participant with regard to any other supplemental unfunded pension benefits such participant might have with the Company. Messrs. Bayer, Atkinson, Baylis and Keyes had 29, 17, 13 and 24 years of credited service with Noranda and its affiliates, respectively. The SERP benefit for Messrs. Bayer, Atkinson, Baylis and Keyes will be reduced by the benefit payable under Noranda's supplemental retirement plan (the "Noranda Plan"), such that the sum of the two benefits equal the SERP benefit.

    In early 1995, the Company established a split-dollar life insurance program covering certain executive officers, including those named in the Summary Compensation Table. This program provides for life insurance coverage with a death benefit of $1,500,000 for Mr. Bayer, and $750,000 each for Messrs. Atkinson, Baylis, Keyes, and Haley, with the executive to pay the term insurance portion of the premium during a specified period of at least ten years and the Company to pay the balance as long as 10 years or until the executive reaches age 65. The Company retains the right to terminate premium payments under any executive officer's policy prior to the end of the specified period in case of termination of employment, or otherwise upon six months' notice. Upon death or other termination as to any executive officer, the Company will be refunded the aggregate amount of the premium payments made by it in respect of that officer's policy.

    EMPLOYMENT AGREEMENTS -- The Company has employment agreements with Messrs. Bayer, Atkinson, Baylis and Keyes under which the Company will pay the executive an amount of severance equal to the amount he would have been entitled to under Ontario law if before July 19, 1999, he is either terminated (other than for "cause") or resigns due to "good reason."

    CHANGE-IN-CONTROL ARRANGEMENTS -- The Company's change-in-control severance plan applicable to its executive officers provides that, in the event employment terminates (under the terms set forth below) as a result of a change-in-control of the Company, each such executive officer would receive a cash payment equal to two times his annual compensation. The covered officers under the plan would receive the payment as a result of involuntary termination (other than for "cause") or for resignation due to "good reason" within a period commencing 120 days prior to the change-in-control and ending three years after the change-in-control. In order to be eligible to receive a severance payment under the plan during the 120-day period prior to the change-in-control, the Company must be contemplating such change-in-control at the time of the executive officer's termination of employment. The plan also provides for continuation of group life, medical and dental insurance benefits (or equivalent thereof) for a period of 24 months after termination on the same contributory basis as such benefits are provided to active employees of the Company. Participation in this plan is contingent upon receipt by the Company of a waiver and release from each executive officer with regard to any other agreements such officer might have with the Company in connection with change-in-control severance payments and benefits. The employment agreements currently in effect for Messrs. Bayer, Atkinson, Baylis and Keyes contain certain change-in-control severance benefit provisions. In order to participate in the new change-in-control severance plan, these executive officers would be required to waive their rights to their current change-in-control agreements.

    In addition, under the Amended and Restated 1994 Long-Term Incentive Plan, outstanding performance units which have not vested would become immediately payable at the target value of $1.00 per unit pro-rated for the portion of the performance period up to the date of the change-in-control. For outstanding performance units that have vested but for which payment has not been made, payment would be accelerated in the event of a change-in-control. The vesting of stock options granted to executive officers under the Amended and Restated 1994 Long-Term Incentive Plan would also accelerate in the event of a change-in-control.

    After a change-in-control, the Company would be required to continue making premium payments until the executive officer reaches age 65 under the split-dollar life insurance program. In addition, such executive officers would become fully vested under the SERP as a result of a change-in-control.

    In connection with the foregoing change-in-control severance plan and other change-in-control plans, programs and provisions, a "change-in-control" will occur upon (i) any person except Noranda becoming the beneficial owner of Company Securities representing 30 percent or more of the combined voting power of the then outstanding Company Securities; (ii) the first purchase of Company Securities pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company); (iii) the approval by the holders of Company Securities of a reorganization, merger, combination or consolidation, a sale or disposition of all or substantially all of the Company's assets or a plan of liquidation or dissolution of the Company, unless in each case following the consummation of such transaction more than 70 percent of the combined voting power of Company Securities outstanding prior to such consummation will continue (as Company Securities or as securities of a successor entity) to be beneficially owned by all or substantially all of the persons who were beneficial owners immediately prior thereto in substantially the same proportion; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, provided that any new director whose election or nomination for election by the holders of Company Securities was approved in advance by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period shall be considered as though such person were a director at the beginning of the period. "Company Securities" shall mean the Common Stock of the Company and the Exchangeable Shares of BMC taken together.

    The severance plan and other change-in-control plans, programs and agreements include provisions for a reduction in payment to avoid payments that are not deductible to the Company under Section 280G of the Internal Revenue Code (the "Code") or are subject to an excise tax under Section 4999 of the Code.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    The Compensation and Stock Option Committee of the Board (the "Committee") has furnished the following report on the Company's executive compensation program. The report describes the Committee's compensation policies applicable to the Company's executive officers and includes a discussion of the specific relationship of corporate performance to executive compensation for 1998. The report also discusses the Committee's basis for the Chief Executive Officer's compensation for 1998 and corresponding criteria for such compensation. Mr. Bayer was appointed President and Chief Executive Officer of the Company on February 28, 1997, and was President and Co-Chief Executive Officer prior to that.

I. COMPENSATION POLICIES

    The objectives of the Company's executive compensation policies are to provide its executives with a competitive total compensation package and to link compensation to the achievement of the long-term business objectives of the Company and the enhancement of stockholder value. The Committee also considers subjective factors in its evaluation of the performance of the Chief Executive Officer and senior executive officers, such as leadership, strategic vision and organization development efforts that result in strengthening efficiency, effectiveness and competitive advantage, which are considered critical to the achievement of long-term strategic objectives and the success of the Company.

    The Committee's focus on long-term objectives in setting the parameters of the Company's executive compensation program results from the long lead time factors inherent in the strategic decisions of an international precious metals company which produces primarily one commodity, gold. These long-term objectives include, among others, increasing reserves, annual production, stock price, and total return to stockholders, while maintaining low cash production costs.

II. EXECUTIVE COMPENSATION COMPONENTS

    The Company's executive compensation program is composed of fixed and performance-based compensation. The fixed component is the executive officer's base salary, and the performance-based component is comprised of incentive bonuses, stock options and long-term performance units.

BASE SALARY

    The Committee determines the annual base salary of the Chief Executive Officer and other senior executive officers based primarily on competitive salary rates for peer companies. With regard to senior executive officers' salaries other than the Chief Executive Officer, the Committee reviews comparative data concerning peer companies prepared by compensation consultants and, in making its determinations, takes into account the recommendations of the Chief Executive Officer. With regard to the Chief Executive Officer's salary, the Committee reviews similar survey information from compensation consultants as to peer group executives in a comparable position, but does not receive a recommendation from management. The comparative salary studies are performed both on the basis of the peer companies included in the gold peer index used in the five-year performance graph presented below and on the basis of companies included in published industry surveys. Base salary levels are generally targeted at the median level in relation to the peer group companies. Effective in August 1998, the Committee, after receiving advice and information from compensation consultants, approved a 6.9% percent increase in the base salary of Mr. Bayer, and increases ranging from 2.1% percent to 9.3% percent for other senior executive officers. After giving effect to the 1998 salary increases, the Committee believes, based on advice from compensation consultants, that the base salaries of the Chief Executive Officer and other senior executive officers are within the median range in relation to the peer group companies. The Committee generally considers and adjusts salary levels annually.

1997 INCENTIVE BONUS PLAN

    The 1997 Incentive Bonus Plan (the "Plan"), effective January 1, 1997, replaced the prior Executive Productivity Bonus Plan. Under the Plan, the bonus period for cash bonuses is the calendar year. Payment of bonuses under the Plan will be made as soon as practicable in the year following the bonus period once it is determined that the performance objectives for such period were achieved. The Committee is the plan administrator with respect to determining participation and performance objectives in any given bonus period. The Committee establishes the performance objectives for the bonus period based on a relative or absolute measure of any one or more of the business criteria set forth in the Plan. The Committee sets the target level of performance, and bonus amounts are based on actual performance compared to the target level. The maximum bonus payable under the Plan to any participant for any bonus period is one million dollars ($1,000,000).

    For 1998, the Committee established target award percentages for the executive officers at a range varying from 50 percent of base salary paid during 1998 for the Chief Executive Officer to 40 percent of base salary for the senior executive officers. Based on advice from compensation consultants, the Company believes these targeted amounts are generally at the median level in relation to annual bonuses for the peer group companies referred to above under Base Salary. With respect to the 1998 bonus, the Committee established that the threshold performance objective be based on the Company's actual cash flow divided by the Company's targeted cash flow set forth in the Company's Business Plan for 1998. The resulting quotient is then multiplied by two (2) to arrive at the applicable multiplier which, when multiplied by the participant's target award percentage of salary, determines the maximum dollar value of the bonus award. The Committee then considers additional performance objectives such as gold production, reserve growth, safety, progress on projects, environmental performance, and cost control and based on actual performance results, makes appropriate adjustments to the bonus award. The Committee's determination of the Chief Executive Officer's bonus is based on overall Company performance. With regard to the Company's senior executive officers, the Committee's determination of such officers' bonuses is based upon individual performance as well as overall Company performance. The Committee can, in its sole discretion, reduce the amount of any bonus. Bonuses paid to the Chief Executive Officer and to the listed senior executive officers are set forth in the Bonus column in the Summary Compensation Table.

1994 LONG-TERM INCENTIVE PLAN

    The Amended and Restated 1994 Long-Term Incentive Plan ("LTIP") provides for awards designed to provide executives with incentives to achieve long-term business objectives of the Company. The LTIP provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights and stock and cash awards including long-term performance unit awards. Payment of awards may be made in cash, Common Stock, Exchangeable Shares or combinations thereof, as determined by the Committee.

    The LTIP is administered by the Committee, which has authority (i) to select employees to receive awards, (ii) to determine the timing, form, vesting, amount or value and term of awards, and the conditions and limitations, if any, subject to which awards will be made and become payable and (iii) to interpret the LTIP and adopt rules, regulations and guidelines for carrying out the LTIP.

    The aggregate number of shares of Common Stock or Exchangeable Shares that may be awarded pursuant to the LTIP will not exceed 10,000,000, of which not more than 2,500,000 shares of Common Stock or Exchangeable Shares are available for awards other than stock options and stock appreciation rights granted at an exercise price not less than fair market value on the date of grant. Shares of Common Stock and Exchangeable Shares will count against the foregoing 10,000,000 and 2,500,000 share limits on an equal basis. See discussion of BMC's 1997 Long-Term Incentive Plan below. The number of shares of Common Stock or Exchangeable Shares that may be awarded pursuant to the LTIP is subject to adjustment upon the occurrence of certain events.

    In 1997, the Board of Directors of Battle Mountain Canada Ltd. adopted the Battle Mountain Canada Ltd. 1997 Long-Term Incentive Plan ("BMC LTIP"). The BMC LTIP was adopted in order to provide stock based awards to Canadian based employees of the Company in Exchangeable Shares, which are Canadian securities traded on The Toronto Stock Exchange. See "Voting and Solicitation" for a discussion of the relationship between the Company's Common Stock and BMC's Exchangeable Shares. The BMC LTIP is intended to act as a Canadian "mirror" plan to the LTIP in connection with the Company's capital structure, which includes both Common Stock and Exchangeable Shares. The BMC LTIP was adopted to effect the intent of the LTIP to provide awards in Exchangeable Shares as reflected in the amendments and restatement of the LTIP approved by the Stockholders in connection with the Combination. The aggregate number of Exchangeable Shares available for awards under the BMC LTIP is 2,500,000. Any award under the BMC LTIP will reduce the number of shares available for issuance under the LTIP. The Board of Directors of BMC administers the BMC LTIP, and makes awards based on the recommendation of the Committee.

STOCK OPTION AWARDS

    On October 27, 1998, the Committee authorized a stock option grant to the Chief Executive Officer, senior executive officers and other key employees under the LTIP. The options were priced at the fair market value on the date of grant, and the options will vest 50% on the first anniversary of the grant date and 100% on the second anniversary of the grant date. The number of shares underlying the options was determined based on a target percentage of the executive's base salary at the date of grant and an estimated future value of the option. The target percentages were determined using the same competitive analysis as base salary and bonuses and, based on advice from compensation consultants, were generally at the median level compared to the peer group companies. Stock option grants made to the Chief Executive Officer and to the listed senior executive officers in 1998 are set forth in the Options Grants Table.

LONG-TERM PERFORMANCE UNITS

    Long-term performance units may be granted under the LTIP in order to provide executive officers and key employees with incentives to achieve long-term objectives of the Company. The terms of the awards provide for the payment of a dollar value if the Company achieves specified long-term objectives during the course of a three-year performance period. Payments, if any, are made following the conclusion of the performance period.

    The LTIP provides a single performance criteria in connection with the grant of long-term performance units based on the comparison of total stockholder return where the total stockholder return on the Common Stock is ranked against that of the common stock of the peer group companies named under "Stockholder Return Performance Presentation" below. The total stockholder return will be measured over a performance period from January 1, 1997 through December 31, 1999. The maximum amount payable to any individual for this performance period is for the Chief Executive Officer, $1,100,000; for any other officers, $500,000 and for other key employees, $350,000.

    Under the LTIP, units are granted every three years. The Committee approved a grant of units in 1997 for the performance period beginning January 1, 1997 and ending December 31, 1999. The number of units granted to the Chief Executive Officer and the senior executive officers is determined by formula. The Chief Executive Officer was granted a number of units which is equal to the dollar amount of 62.5 percent of his projected three-year salary. For senior executive officers, the number of units was based on 50 percent of their projected three-year salary. These percentages have been evaluated by the Company's compensation consultants based on a competitive analysis of manufacturing and services companies and the percentages have been determined to be generally at the median level. This is a different group of companies from that utilized for base salary and incentive bonus comparisons as a result of limited data available for long-term incentive compensation plans of the peer group companies.

    At the end of a performance period, the total stockholder return performance measure will be used to calculate a multiplier which, when multiplied by the number of performance units awarded to a participant, determines the dollar value of an award. The multiplier component is part of the plan design implemented with the assistance of the Company's compensation consultants. One-third of the dollar amount credited to the account of a participant will be paid to the participant as soon as practicable after the end of the performance period, with the balance paid equally over the next two years. Payments may be made in the form of cash, shares of Common Stock or a combination of cash and Common Stock, as determined by the Committee. The Chief Executive Officer's payout amount will be determined by the Committee on the same basis as the other participants.

III. POLICY WITH RESPECT TO THE $1 MILLION DEDUCTIBILITY LIMIT

    Section 162(m) of the Code ("Section 162(m)") was enacted in 1993 and generally affects the Company's federal income tax deduction for compensation paid to the Company's Chief Executive Officer and four other highest paid executive officers. To the extent compensation is "performance-based" within the meaning of Section 162(m), the Section's limitations will not apply. In 1996 and 1998, the Board of Directors adopted, and the stockholders approved, certain Company compensation plans which were structured to qualify as performance-based compensation under Section 162(m). In addition to requiring and encouraging stock ownership by Company executives, these plans are designed to allow the Compensation and Stock Option Committee to provide appropriate compensation when certain performance goals have been achieved. The Compensation and Stock Option Committee awards under these plans during 1998 are intended to qualify as performance-based compensation under Section 162(m). It is possible under certain circumstances that some portion of the compensation paid to the Company's Chief Executive officer and other executive officers will not meet the standards of deductibility under Section 162(m). While the Company does not presently anticipate that the payment of compensation will be in excess of that which is deductible under Section 162(m) in the near term, the Compensation and Stock Option Committee reserves the right to award compensation which does not qualify as performance-based under Section 162(m) if it determines that such awards are necessary to provide a competitive compensation package to attract and retain qualified executive talent.

IV. SUMMARY

    The Committee believes, after receiving advice and information from compensation consultants, that the Company's executive compensation program is competitive with compensation programs of similarly situated companies and provides the Company's Chief Executive Officer and senior executive officers with the appropriate incentives to achieve the Company's long-term goals.

                                    COMPENSATION AND STOCK OPTION COMMITTEE

                                    William A. Wise (Chairman)
                                    Charles E. Childers
                                    David W. Kerr
                                    Mary Mogford

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. McCutcheon is Counsel to the law firm of McCarthy Tetrault in Toronto, Ontario. This law firm was retained by Hemlo Gold in connection with the Combination, and the firm continues to perform legal services for the Company and BMC.

    John A. Keyes, the Company's Senior Vice President -- Operations, received an interest-free loan on his principal residence from Hemlo Gold in November 1995. The loan was subsequently replaced with an interest-free loan with the Company in November 1996. The largest amount outstanding under the loan during 1998 was $93,343, and as of February 28, 1999, $80,008 was outstanding.

    Noranda beneficially owned approximately 44 percent of Hemlo Gold's outstanding common stock prior to the consummation of the Combination. As a result of the Combination, Noranda became the Company's largest Stockholder. As of March 19, 1999, Noranda owned 65,242,526 Exchangeable Shares, or approximately 28.4 percent of the aggregate outstanding Shares of Common Stock and Exchangeable Shares.

    In connection with the Combination, the Company agreed to provide Noranda and Kerr Addison Mines Limited with registration rights under U.S. law and secondary cooperation rights under Canadian law with respect to its Exchangeable Shares and the Common Stock issuable in exchange therefor. These rights include up to five "demand" and an unlimited number of "piggyback" registrations. Noranda pays all of its underwriting discounts and commissions and fees of separate legal counsel. The Company pays all other expenses for the first demand registration and for any piggyback registrations that are not completed, with Noranda paying its pro rata share of expenses in other cases.

    The Company holds investments in affiliated companies of Noranda that at December 31, 1998 were carried on the Company's books at their cost of $11.3 million. The Company received dividends on these investments in the aggregate amount of $500,000 in 1998.

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

    The graph set forth below represents a comparison of the yearly percentage change in the cumulative total stockowner return on the Common Stock with the
(i) cumulative total return of the S&P 500 Index, and (ii) the Company's gold peer index (which includes Barrick Gold Corporation, Newmont Mining, Placer Dome Inc., Echo Bay Mines Ltd., Homestake Mining and TVX Gold). The graph is based on the assumption that the value of the investment in Common Stock, the S&P 500 Index and the gold peer indices was $100 on December 31, 1993, and that all dividends were reinvested. The component companies in the peer group index are weighted according to their respective market capitalizations at the end of each year.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            BATTLE MOUNTAIN GOLD, S&P 500 INDEX AND GOLD PEER INDEX
                   Assumes $100 invested on December 31, 1993

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    TOTAL SHAREHOLDER RETURNS
Company Name / Index                   Dec-93     Dec-94     Dec-95     Dec-96     Dec-97     Dec-98
BATTLE MTN GOLD CO                    $100.00    $109.15     $84.80     $68.94     $58.13     $41.57
S&P 500 INDEX                         $100.00    $101.32    $139.40    $171.40    $228.59    $293.91
PEER GROUP                            $100.00     $86.79    $102.60    $112.56     $86.56     $82.17

                                INDEXED RETURNS
                                  YEARS ENDING

COMPANY NAME/INDEX              DEC 93       DEC 94       DEC 95       DEC 96       DEC 97       DEC 98
----------------------------------------------------------------------------------------------------------
BATTLE MTN GOLD CO                 100.0       109.15        84.80        68.94        58.13        41.57
S&P 500 INDEX                      100.0       101.32       139.40       171.40       228.59       293.91
PEER GROUP                         100.0        86.79       102.60       112.56        86.56        82.17

                              PROPOSAL NUMBER TWO
                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board has approved and recommends the ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants to conduct an audit of the Company's financial statements for the fiscal year ending December 31, 1999. Ratification of the appointment of the accountants is being sought in order to give Stockholders the opportunity to express their opinion on the matter. Ratification will require the affirmative vote of the holders of a majority of the votes cast.

Accordingly, abstentions and broker non-votes will have no effect on the determination of the outcome of the vote. Should ratification not be obtained, the Board would expect to reconsider the appointment.

    Members of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting and, if present, be available to answer appropriate questions which may be asked by Stockholders. Such members will also have an opportunity to make statements at the meeting if they desire to do so.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THIS PROPOSAL.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely upon a review of Forms 3, 4 and 5 submitted to the Company during and with respect to 1998 and written representations from certain reporting persons that no Forms 5 were required from such persons, the Company believes that all of the directors and officers of the Company have timely filed their respective Forms 3, 4 or 5 required by Section 16(a) of the Securities Exchange Act during 1998.

                                 OTHER BUSINESS

    Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters to the extent permitted by applicable law and regulations. The discretionary authority includes matters which the Board of Directors does not know are to be presented at the meeting by others and any proposals of Stockholders omitted from the proxy material pursuant to Rule 14a-8 of the Securities and Exchange Commission.

                     NOMINATIONS AND STOCKHOLDER PROPOSALS

    Holders of Common Stock may nominate one or more persons for election to the Board of Directors only if written notice of such intent to make nominations has been given 90 days in advance of an annual meeting of stockholders. Such notice of intent to make a nomination must be accompanied by the consent of the nominee and must comply with certain provisions set forth in Section 4 of the Company's Bylaws. If the nomination notice does not comply with the Company's Bylaws, it may be disregarded.

    Proposals of Stockholders intended to be presented at the Company's 2000 annual meeting, and otherwise eligible, must be received by the Company (at the address indicated in the accompanying notice) no later than November 25, 1999, to be included in the Company's proxy material and form of proxy relating to that meeting.

                                          By Order of the Board of Directors

                                                 [SIGNATURE]

                                          Ian D. Bayer

                                          President and Chief Executive Officer

March 25, 1999

                                       PROXY

                            BATTLE MOUNTAIN GOLD COMPANY

                PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FRIDAY,
                                   APRIL 30, 1999


     The undersigned hereby appoints Greg V. Etter, Stan M. Haley and Jeffrey L. Powers, jointly and severally, proxies, with full power of substitution and with discretionary authority, to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock which the undersigned is entitled to vote at the 1999 annual meeting of stockholders of Battle Mountain Gold Company, or any adjournment or postponement thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

     IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PORPOSALS 1 AND 2.

                           (Continued and to be signed and dated on other side)


1.   Election of Directors

     FOR all nominees   [ ]  WITHHOLD AUTHORITY to vote     [ ]  EXCEPTIONS  [ ]
     listed below            for all nominees listed below


     Nominees:  Ian D. Bayer, Charles E. Childers, Karl E. Elers

     (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE EXCEPTIONS BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)


     Exceptions ___________________________________________________________


2. PROPOSAL TO RATIFY THE APPOINTMENT of PricewaterhouseCoopers LLP as the independent public accountants for the Company for 1999.

          FOR                 AGAINST                  ABSTAIN
          [ ]                  [ ]                      [ ]

3. In their discretion, the proxies are authorized to vote upon any other business as may properly come before the annual meeting.

                                        Change of Address and/
                                        Or Comments Mark Here [ ]

                                        (In signing as Attorney, Administrator,
                                        Executor, Guardian, Trustee or Corporate
                                        Officer, please add your title as such.)

                                        Date:
                                              -------------------------------


                                              -------------------------------
                                                  (Signature of Stockholder


                                              -------------------------------
                                                  (Signature of Stockholder


                                              VOTES MUST BE INDICATED (X)
                                              IN [X] BLACK OR BLUE INK.


SIGN, DATE AND RETURN THE
PROXY CARD PROMPTLY USING
THE ENCLOSED ENVELOPE.